                                                             Exhibit 99.1

Press Release

SOURCE: Newport International Group, Inc.

Newport International Group Secures $9,745,000
Loan From Old Standard Life Insurance Co.

WEST PALM BEACH, Fla., July 15 /PRNewswire-FirstCall/ -- Newport International
Group, Inc. (OTC Bulletin Board: NWPI - News) today announces the approval of a $9,745,000 loan from Old Standard Life Insurance Co. of Spokane, Washington.
Mr. Soloman Lam, CEO of the Company, commented, "Securing this loan is a crucial step in our efforts to close on one of two land contracts to purchase approximately 2,300 acres of land in Sumter County, Florida. Following our purchases of the Sumter County property, we anticipate spending $1 million to complete our studies of the property and the rezoning, permitting and approval for development. If and when we receive the necessary governmental approval, we plan to sell and lease lots for development, and then manage a large commercial, industrial and residential mixed-use development for this project."

The loan was arranged by Tom McGovern of St. Petersburg, FL and Ken Vidrine of
Lafayette, LA.

Newport International Group Inc. intends to become a real estate holding company that will specialize in large-scale commercial, industrial and residential mixed-use property development. The Company does not currently own any real estate. The Company's present activities are limited to securing acquisition financing for 2,300 acres of land located in Sumter County, Florida, and nine residential lots located in Wellington, Florida, that the Company proposes to acquire and develop. The Company's management team includes professionals with experience in a wide range of real estate development including design, budgeting, permitting, licensing, contracting, land use amendments, and developments of regional impact. The Company intends to commence operations by purchasing raw land and developing one large mixed- use development and select residential estates. Additional information on the
Company may be viewed at www.newport-florida.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: The statements contained in this news release which are not historical facts may be "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated.

For example, statements that describe Newport International Group's hopes, plans, objectives, goals, intentions, or expectations are forward-looking statements.
The forward-looking statements made herein are only made as of the date of this news release. Numerous factors, many of which are beyond Newport International
Group's control, will affect actual results.

Newport International Group undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. This news release should be read in conjunction with Newport International Group's annual report on Form 10-KSB for the fiscal year ended December 31, 2001 and other filings with the U.S. Securities and Exchange Commission by Newport
International Group.

SOURCE: Newport International Group, Inc.